AMERICAN NATIONAL CAN GROUP, INC.

                              FOUNDER'S EQUITY PLAN

Section 1- The Plan

Purpose. The purpose of the Founder's Equity Plan (the "Plan") is to provide a means for American National Can Group, Inc. (the "Company") to celebrate its initial public offering of shares of Company stock (the "IPO") with its employees throughout the world, to thank them for their past efforts and support, and their future contributions. Awards made under the Plan provide a means for all eligible employees worldwide to acquire and maintain ownership in the Company, strengthening employees interests in the long-term success of the Company.

Effective Date. The Plan shall be effective in each country in which the Company conducts business either (a) as of the IPO date or (b) as determined by the Committee. The Plan was adopted by the Board on July 28, 1999. The Plan shall be terminated and no further Awards or Stock may be granted under the Plan ten (10) years following the Grant Date. Subject to the provisions of Section 6, the Plan shall remain in effect until all Options granted under the Plan have been exercised or have expired by reason of lapse of time or in accordance with the provisions of the Plan.

Section 2- Defined Terms

The italicized words as defined in this Section 2 shall be applicable when used in the Plan unless specifically modified by any paragraph:

"Affiliate" - with respect to any person (including without limitation the Company), any corporation or other entity that, directly or indirectly, is controlled by such person, or that is under common control with such person.

"Award" - individually or collectively, any Stock Option or Stock Appreciation Right granted pursuant to the Plan.

"Board" - the board of directors of the American National Can Group, Inc.

"Cause" - as defined in any effective employment agreement between a Participant and the Company, or as determined by the Committee, in its sole discretion exercised in a nondiscriminatory manner, (i) serious misconduct or gross negligence in the performance of the Participant's employment duties; (ii) willful disobedience by the Participant of lawful directions received from the senior management of the Company or the Participant's supervisors or policies established by the Company; (iii) conviction by the Participant of a felony or crime involving fraud or grossly negligent misconduct that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company.

"Change of Control" - a change in control of the Company, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not it is then subject to such reporting requirement; provided that, without limitation, a Change of Control shall be deemed to have occurred if (i) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of its then outstanding securities entitled to vote in the election of directors; (ii) the stockholders of the Company approve a merger, consolidation or other transaction involving the Company as a result of which the stockholders of the Company immediately

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before the transaction will not own at least 50% of the surviving or resulting entity; or (iii) during any period of two consecutive years individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least two-thirds thereof.

"Committee"  - the Compensation Committee of the Board.

"Company"  - American National Can Group, Inc., its Subsidiaries and Affiliates.

"Covered Shares" - Shares eligible to be purchased through the exercise of a Stock Option granted under the Plan or the Shares eligible to be considered when calculating the cash payment arising from a Stock Appreciation Right.

"Disability" - the Participant's inability to perform the major duties of his or her position with the Company, as a result of illness or injury, for a period of time exceeding 26 weeks. For purposes of the Plan, Disability will be treated as a termination.

"Exercise Price" - the purchase price of one Share upon the exercise of a Stock Option, as established on the Grant Date, or in the case of a Stock Appreciation Right, that price, above which, any excess in the Share price will determine the amount of the cash payable to the Participant.

"Expiration Date" - the date upon which the Award is no longer exercisable and all rights to the Covered Shares are canceled. The Award shall not be exercisable after the Company's close of business on the last business day that occurs prior to the Expiration Date.

"Grant Date" - the date on which the Award is made to the Participant. Grant Dates will be determined solely by the Committee and may vary based on individual country requirements.

"Participant" - may include any current, full or part-time permanent employee of companies or Subsidiaries that are majority owned by the Company on the Grant Date, as determined by the Committee. The Committee, in its sole discretion, shall determine who will participate in the Plan.

"Retirement" - termination from the Company at a time when the Participant is immediately eligible to begin receiving pension benefits under the retirement plans of the Company, whether or not he or she so elects to begin receiving benefits.

"Share" - a share of the common stock of American National Can Group, Inc., par value $0.01.

"Stock Appreciation Right" - upon exercise, the right of the Participant to receive the cash value, in U.S. dollars, of the appreciation in the Share price over the Exercise Price, during a stated period.

"Stock Option" - the right to purchase a specified number of Shares at a fixed price during a stated period.

"Subsidiary" of a person (including without limitation the Company) - a corporation with respect to which such person, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation's board of directors.

"Termination Date" - the last day occurring on or after the Grant Date on which the Participant is employed by the Company, regardless of the reason for the termination of employment, provided that a

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termination of employment shall not be deemed to have occurred by reason of a transfer of the Participant between Subsidiaries of the Company; and further provided that the Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company approved by the Participant's employer. If, as a result of a sale or other transaction, the Participant's employer ceases to be a Subsidiary, and the Participant's employer is or becomes an entity that is separate from the Company, the occurrence of such transaction shall be treated as the Participant's Termination Date caused by the Participant being discharged by the employer.

"Vesting Date" - the date, in accordance with the Plan, on which the Participant can exercise their rights to the Covered Shares, or a portion thereof, by exercising his or her Award.

Section 3 - Administration

Administration. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee is authorized in its sole discretion, to construe and interpret the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. Any interpretation of the Plan by the Committee and any decision made by it with respect to the Plan is final and binding on all persons.

Award Agreement. Awards under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in a written document, the form of which will be determined by the Committee. A copy of such document will be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of the document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

Award Prices. For the Plan purposes, all Awards shall have an Exercise Price which shall reflect at least the average of the high and low price of a Share, par value $0.01 per share, on the applicable date as determined by the Committee, or if Shares are not traded on such date, the average price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the Award is granted, except that the Committee may provide that the applicable date may be, in the case of an Award granted retroactively, in tandem with, or as a substitution for, another previously granted award, the applicable date for such prior award. Except as provided for in Section 4, Subsection - Corporate Transactions, the per Share Exercise Price of any Award may not be decreased after the grant of the Award, and an Award may not be surrendered as consideration in exchange for the grant of a new Award with a lower per Share Exercise Price.

Section 4 - Shares Subject to the Plan

Maximum Shares Available for Delivery. The maximum number of Shares that may be delivered to all Participants under the Plan shall be equal to the sum of 500,000. Any Shares covered by an Award (or portion of an Award) granted under the Plan, which is forfeited or canceled, expires or is settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Likewise, if any Stock Option is exercised by tendering Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a Stock Option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered or withheld to settle tax liability shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued

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under the Plan through the settlement, assumption or substitution of outstanding
Awards shall not reduce the maximum number of Shares available for delivery under the Plan.

Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding Awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of the Award. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 4; (ii) the number and kind of shares subject to outstanding Awards; (iii) the Exercise Price of outstanding Awards;
(iv) any other adjustments the Committee determines to be equitable.

Section 5 - Awards

All Participants as of the Grant Date will receive a Stock Option to purchase 100 Shares as described below. In countries where it is not practical to issue Stock Options, as determined solely by the Committee, the Company will instead issue Stock Appreciation Rights.

Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than that required by Section 3. The Shares covered by a Stock Option may be purchased by means of a cash payment or such other means as the Committee may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a Stock Option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; or (iv) any combination of the above.

Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination, equal to the excess of the aggregate market price at time of exercise over the aggregate Exercise Price of the Covered Shares subject to the exercise of the Stock Appreciation Right.

Section 6 - Shares Awarded, Vesting, Termination and Expiration of Awards

Shares. The Shares to be issued upon exercise of this Stock Option will be treasury or unissued common stock of American National Can Group, Inc., in the sole discretion of the Company.

Vesting of Awards. Subject to the limitations of this Plan, the Awards shall be exercisable according to the following schedule. Each installment shown in the schedule may be exercised on or after the Vesting Date applicable to such installment; provided, however, that in the event of a Change of Control of the Company the Award shall immediately vest and become exercisable during the remaining term of the Award as provided herein:



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--------------------------------------- ----------------------------------------
             INSTALLMENT                             VESTING DATE
--------------------------------------- ----------------------------------------
        30% of Covered Shares                       July 28, 2001
--------------------------------------- ----------------------------------------
        30% of Covered Shares                       July 28, 2002
--------------------------------------- ----------------------------------------
        40% of Covered Shares                       July 28, 2003
--------------------------------------- ----------------------------------------

Following the Vesting Date, the Participant may exercise his or her rights to purchase, or receive the appreciation arising from, all or any part in whole numbers, of the Covered Shares to which he or she is entitled at any time or from time to time during the applicable period.

Expiration of the Award. Except as provided in the section titled Termination Provisions, the Award shall be canceled and all rights forfeited upon the ten-year anniversary of the Grant Date.

Section 7 - Exercise Procedures

To exercise an Award, the Participant must give written notice to the Company or its administrator of the number of Covered Shares to be purchased or exercised. The date of the actual receipt by the Company or administrator of such notice shall be deemed the exercise date with respect to Covered Shares being purchased or valued. Stock certificates may be registered only in the name of the Participant or in the Participant's name and the names of others as joint tenants, where permitted by local law.

Payment for Shares with Cash. A notice shall be sent by the Participant if he or she elects to purchase his or her Shares, subject to a Stock Option, for cash. Such notice shall be accompanied by a check payable to the Company for the full purchase price of such Shares.

Payment for Shares through a Cashless Exercise. The Participant may exercise a Stock Option under a cashless exercise procedure, whereby the Covered Shares are sold on behalf of and at the request of the Participant by a designated broker and the Exercise Price are satisfied out of the sale proceeds and delivered to the Company. The Participant will be required to notify the Company or its administrator in the event of a cashless exercise.

If in any given country it is not permissable or practical to use the exercise methods described above the Committee, in its sole discretion, can require Participants in those countries to use an exercise method determined by it to be appropriate and may require that the Participant receive payment only in cash and not Shares.

The Award shall not be exercisable if, and to the extent the Company determines, that such an exercise would violate applicable state, Federal or international securities laws or the rules and regulations of any securities exchange on which the Stock is traded. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

Section 8 - Tax Withholding

All deliveries and distributions under this Plan are subject to withholding of all applicable taxes. Pursuant to the plan, the Company may deduct, from any payment or distribution of Shares under the Plan, the amount of any tax required by law to be withheld with respect to such payment, or may require the Participant to pay such amount to the Company prior to, and as a condition of, making such payment or

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distribution. Subject to rules and limitations established by the Committee, a
Participant may elect to satisfy the withholding required, in whole or in part, either by having the Company withhold Shares from any payment under the plan or by the Participant delivering Shares to the Company. Any election must be made in writing on or before the date when the amount of taxes to be withheld is determined. The portion of the withholding that is so satisfied will be determined using the fair market value of the Share on the date when the amount of taxes to be withheld is determined.

Section 9 - Non-Transferability

Except as otherwise provided in this paragraph, the Award is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant's life, may be exercised only by the Participant.

Section 10 - Termination Provisions and Acceleration of Vesting

Expiration Date Upon Termination. The Expiration Date will be the ten-year anniversary of the Grant Date, provided however, that if the Participant terminates for the reasons indicated below, prior to the ten-year anniversary of the Grant Date, the Expiration Date shall be:

     (a) For voluntary resignation or termination for Cause, the Termination Date; or

     (b)  For death, the one-year anniversary of the Participant's death; or

     (c) For Disability, the one-year anniversary of the Participant's date of Disability; or

     (d) For Retirement, the five-year anniversary of the Participant's Termination Date; or

     (e) For any other reason - the 90-day anniversary of the Participant's Termination Date.

Exercise Following Termination Date. Except in the case of Retirement, an installment shall not become exercisable on the otherwise applicable Vesting Date if the Participant's Termination Date or date of Disability occurs on or before such Vesting Date. Only that portion of the Award, which was exercisable immediately prior to, or which became exercisable on the Termination Date or date of Disability, in accordance with this section, may be exercised until the applicable Expiration Date. Any portion of the Award that is not vested and exercisable on the Termination Date or date of Disability will be canceled.

In the case of Retirement, the installments shall become exercisable on the applicable Vesting Date.

Acceleration of Vesting. Notwithstanding the foregoing provisions of this paragraph, the Award shall become exercisable with respect to all of the Covered Shares (to the extent it is not then otherwise exercisable) in the following events:

     (a) Death - if the Participant's termination of employment occurs by reason of the Participant's death, at such time that any portion of the Award has not become vested, the Award shall immediately vest and become fully exercisable upon the Participant's Termination Date and the Participant's beneficiary, or if a beneficiary has not been named, the Participant's estate shall have the right to purchase under the Stock Option or in the case of a Stock Appreciation Right, receive the appreciation associated with, the Covered Shares, at any time within 12 months following the date of death, but in no event later than the 10-year anniversary from the Grant Date;

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     (b)  Change of Control - the Award shall immediately vest and become fully exercisable upon a Change of Control, provided that if the Participant's Termination Date does not occur before the Change of Control and the Participant shall have the right to exercise under the Award, the Covered Shares, at any time until the Expiration Date of the Award.

Section 11 - Rights of Holders in Stock

The Participant shall not have any rights of a shareholder with respect to the Covered Shares, until a stock certificate has been duly issued following the exercise of the Stock Option or Stock Appreciation Right as provided herein. Participants receiving Stock Appreciation Rights shall not have any rights of a shareholder with respect to the Covered Shares at any time unless the Participant receives Shares upon settlement of the Stock Appreciation Rights.

Section 12 - Plan Amendment and Termination

Amendments. The Board may amend this Plan as it deems necessary and appropriate to better achieve the Plan's purpose provided, however, that (i) the Share limitations set forth in Section 4 cannot be increased and (ii) the minimum Exercise Price set forth in Section 3 cannot be changed, unless such a plan amendment is properly approved by the Company's shareowners.

Plan Suspensions and Terminations. The Board may suspend or terminate this Plan at any time. Any such suspension or termination shall not of itself impair any outstanding Award under the Plan or the applicable Participant's rights regarding such Award.

Section 13 - Heirs and Successors

The Plan shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

Section 14 - Miscellaneous

Not an Employment Contract. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. The Plan will not interfere in any way with any right the Company or any of its Subsidiaries or Affiliates would otherwise have to terminate or modify the terms of a Participant's employment or other service at any time. This Award is not includable for severance or pension purposes and is not a guarantee of future awards. Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Covered Shares or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.



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Other Benefit and Compensation Programs. Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate.

Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information, which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Notices. Any notices provided for in this Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received on the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records or at the address of the Company location at which the Participant is employed, or if to the Company, at the Company's worldwide headquarters.

No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled.

Binding Arbitration. Any dispute or disagreement regarding participation and/or a Participant's rights under the Plan shall be first referred to a mandatory mediation dispute process using a mediator selected by the Company in its sole discretion. Disputes that cannot be settled through mediation shall be settled through final and binding arbitration in accordance with the applicable rules of the American Arbitration Association. The Participant may select the arbitrator from an approved listing supplied by the Company.

Applicable Law. The provisions of this Plan shall be construed in accordance with the laws of the State of Illinois, U.S.A., without regard to the conflict of law provisions of any state or country.




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